EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in the Registration Statements on Form S-3 (No. 333-204937, 333-204315, 333-201396 and 333-193206), the Registration Statements on Form S-8 (No. 333-205449, 333-181526, No. 333-149190) and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 of Breitburn Energy Partners LP (“Annual Report”) of information from our firm’s reserves report dated February 2, 2016 entitled Estimates of Reserves and Future Revenue to the Breitburn Operating L.P. Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2015, and all references to our firm included in or made part of the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ J. Carter Henson Jr.
J. Carter Henson, Jr.
Senior Vice President

Houston, Texas
February 26, 2016